EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
APRIL 13, 2012		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES 2012 FIRST QUARTER EARNINGS RESULTS

First Quarter 2012 Results:

For the quarter ended March 31, 2012, net income for Ames National Corporation (the Company) increased 2.0% and totaled $3,543,000, or $0.38 per share, compared to $3,473,000, or $0.37 per share in 2011.  Net income increased primarily due to lower interest expense on deposits, lower FDIC insurance assessments and an increase in merchant and ATM fees, offset in part by an increase in salaries and employee benefits.

First quarter net interest income increased $314,000, or 4.2%, compared to the same quarter a year ago primarily due to lower rates on deposits.  The Company’s net interest margin was 3.41% for the quarter ended March 31, 2012, a decrease from 3.53% for the quarter ended March 31, 2011 as a result of lower market yields on interest earning asset in 2012 as compared to 2011.

The provision for loan losses was $51,000 in the first quarter of 2012 as compared to no provision for loan losses in 2011.  Net loan recoveries for the quarter ended March 31, 2012 were $9,000, compared to net loan recoveries of $6,000 in 2011.

Noninterest income for the first quarter of 2012 totaled $1,901,000 as compared to $1,818,000 for the same period in 2011.   The increase in noninterest income is primarily due to merchant and ATM fees and gain on the loans held for sale, offset in part by a decrease in security gains.

Noninterest expense for the first quarter of 2012 totaled $4,839,000 compared to $4,580,000 recorded in 2011.  The increase in noninterest expense can be mainly attributed to salaries and employee benefits and data processing costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and employee benefit costs are primarily due to normal salary increases and higher incentive pay.  The higher 2012 data processing costs are due primarily to increased costs associated with equipment upgrades, Internet and mobile banking costs.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the first quarter of 2012 was 50.34%, compared to 49.70% in 2011.

Balance Sheet Review:

As of March 31, 2012, total assets were $1,094,656,000, a $90,925,000 increase compared to March 31, 2011.  The increase in assets was primarily due to an increase in interest bearing deposits in financial institutions, securities available for sale and loans, funded by a growth in deposits.

Securities available-for-sale as of March 31, 2012 totaled $525,764,000, compared to $494,297,000 as of March 31, 2011, mainly as a result of increases in U.S. government mortgage-backed securities and state and political subdivision bonds, offset in part by a decline in U.S. government agencies.

Net loans as of March 31, 2012 increased to $444,257,000 compared to $417,087,000 as of March 31, 2011, or 6.5%, mainly as a result of increases in one-to-four family, commercial real estate and agricultural loans.  The allowance for loan losses on March 31, 2012, totaled $7,966,000, or 1.76% of gross loans, compared to $7,527,000 or 1.77% of gross loans as of March 31, 2011.  Impaired loans as of March 31, 2012, were $7,023,000, or 1.55% of gross loans, compared to $5,553,000, or 1.31% of gross loans as of March 31, 2011.  The increase in impaired loans is due primarily to deterioration in cash flows on two borrowers with commercial real estate properties.

Other real estate owned was $9,553,000 as of March 31, 2012 which is lower than $10,472,000 as of March 31, 2011, primarily due to sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $879,732,000 on March 31, 2012, a 12.8% increase from the $779,863,000 recorded at March 31, 2011.  This increase occurred in all deposit categories except time deposits under $100,000.

The Company’s stockholders’ equity represented 12.5% of total assets as of March 31, 2012 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholders’ equity was $137,114,000 as of March 31, 2012, and $124,740,000 as of March 31, 2011.

Shareholder Information:

Return on average assets was 1.33% for the quarter ended March 31, 2012, compared to 1.40% for the same period in 2011.  Return on average equity was 10.37% for the quarter ended March 31, 2012, compared to the 11.31% in 2011.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $23.80 on March 31, 2012.   During the first quarter of 2012, the price ranged from $18.30 to $24.00.

On February 8, 2012, the Company declared a quarterly cash dividend on its common stock, payable on May 15, 2012 to stockholders of record as of May 1, 2012, equal to $0.15 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Company is forecasting earnings for the year ending December 31, 2012 in the range of $1.42 to $1.48 per share compared to $1.48 per share earned for the year ended December 31, 2011.

Acquisition:

Randall-Story State Bank’s acquisition of Liberty Bank, F.S.B.’s branch offices in Garner and Klemme, Iowa has received regulatory approval. Randall-Story State Bank, as a part of this transaction, will change its name to Reliance State Bank and expects to close this transaction on April 27, 2012. This transaction is expected to be accretive to earnings over the twelve months following consummation.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2012 and 2011
(unaudited)

ASSETS	2012	2011

Cash and due from banks	$21,294,949	$18,580,475
Federal funds sold	700,000	1,100,000
Interest bearing deposits in financial institutions	70,938,771	35,945,642
Securities available-for-sale	525,763,643	494,296,844
Loans receivable, net	444,257,174	417,087,088
Loans held for sale	1,380,851	975,296
Bank premises and equipment, net	11,300,567	11,408,888
Accrued income receivable	6,433,889	6,726,176
Deferred income taxes	-	2,707,025
Other real estate owned	9,553,325	10,472,356
Other assets	3,033,207	4,431,503

Total assets	$1,094,656,376	$1,003,731,293

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$138,444,091	$101,688,858
NOW accounts	264,137,920	222,146,501
Savings and money market	236,578,147	215,151,239
Time, $100,000 and over	104,103,749	99,776,899
Other time	136,467,623	141,099,064
Total deposits	879,731,530	779,862,561

Federal funds purchased and securities sold under agreements to repurchase	36,084,532	57,072,064
Short-term borrowings	-	402,556
Federal Home Loan Bank advances and other long-term borrowings	34,662,463	36,229,153
Dividend payable	1,396,637	1,226,279
Deferred income taxes	973,612	-
Accrued expenses and other liabilities	4,693,381	4,198,891
Total liabilities	957,542,155	878,991,504

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,310,913 and 9,432,915 shares as of March 31, 2012 and 2011, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	87,710,599	78,765,735
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	9,903,068	4,457,002
Treasury stock, at cost; 122,002 shares and no shares at March 31, 2012 and 2011, respectively	(2,016,498)	-
Total stockholders' equity	137,114,221	124,739,789

Total liabilities and stockholders' equity	$1,094,656,376	$1,003,731,293

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Interest income:
Loans	$5,810,757	$5,740,432
Securities
Taxable	1,624,644	1,662,469
Tax-exempt	1,650,715	1,636,965
Interest bearing deposits and federal funds sold	125,253	107,926

Total interest income	9,211,369	9,147,792

Interest expense:
Deposits	1,169,318	1,370,911
Other borrowed funds	329,498	378,642

Total interest expense	1,498,816	1,749,553

Net interest income	7,712,553	7,398,239

Provision for loan losses	51,293	—

Net interest income after provision for loan losses	7,661,260	7,398,239

Noninterest income:
Trust services income	504,772	514,544
Service fees	337,439	329,558
Securities gains, net	307,533	421,155
Gain on sale of loans held for sale	285,039	220,865
Merchant and ATM fees	296,958	175,871
Other noninterest income	168,847	155,547

Total noninterest income	1,900,588	1,817,540

Noninterest expense:
Salaries and employee benefits	2,980,619	2,766,508
Data processing	509,330	445,815
Occupancy expenses	359,684	394,158
FDIC insurance assessments	154,461	272,742
Other real estate owned, net	98,378	46,135
Other operating expenses, net	736,311	654,591

Total noninterest expense	4,838,783	4,579,949

Income before income taxes	4,723,065	4,635,830

Income tax expense	1,179,907	1,163,309

Net income	$3,543,158	$3,472,521

Basic and diluted earnings per share	$0.38	$0.37

Declared dividends per share	$0.15	$0.13